Exhibit 10.4

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective as of Commencement Date set forth below by and between QHM Holdings Inc., a Delaware corporation (“Employer”), and Hardik Mehta (“Employee”) pursuant to the following terms and conditions, and shall supersede any and all prior employment agreements between the parties hereto.

1.Employment Term. Effective January 1, 2025 (“Commencement Date”), Employer shall employ Employee in the position of Chief Financial Officer for a three-year period (“Initial Term”), unless terminated earlier pursuant to Section 3 below. Employee’s employment under this Agreement shall renew automatically for additional one year terms (each, a “Renewal Term” and, together with the Initial Term, referred to herein as the “Employment Term”) upon the expiration of the Initial Term and/or Renewal Term, as applicable thereafter, unless, either party gives the other a written notice, at least sixty (90) calendar days prior to the expiration of the Initial Term or the then Renewal Term, of its intention not to renew this Agreement and/ or any extension thereof.
2.	Acknowledgement Of Terms Of Employment.

(A)Title and Reporting. Employee’s title shall be Chief Financial Officer and Employee shall report directly to the Chief Executive Officer of Quipt Home Medical Corp. (the “Parent”).
(B)Devotion of Business Time. Employee will perform the duties appropriate for the Chief Financial Officer position and other such duties, services, and responsibilities as may be assigned to Employee by the Company’s Chief Executive Officer and the Board, and Employee may be obligated, from time to time and as business needs necessitate, to act as an officer or director of Employer’s affiliates and subsidiaries (collectively, the “Services”) and Employee agrees and acknowledges that the compensation described in Section3 below constitutes payment-in-full for all Services performed. Employee shall at all times during the Employment Period, faithfully, with diligence and to the best of his ability, experience, and talents, perform the Services pursuant to the express and implicit terms hereof and to Employer’s reasonable satisfaction.
(C)Place of Performance. Employee shall perform the Services under this Agreement primarily in Wilder, Kentucky and Employee shall have the ability to work remotely (subject to necessary travel requirements).
(D)Compliance. Employee shall comply with all of Employer’s rules and regulations as they are adopted and amended from time to time. Employee shall also comply with all laws, regulations, and ordinances applicable to the performance of his duties hereunder.
3.	Compensation. As compensation for the Services provided during the Employment

Period by Employee under this Agreement, Employer shall pay Employee as follows:

(A)Base Salary. An annual initial base salary of $624,000.00, less applicable deductions and withholdings (the “Base Salary”), payable biweekly or such other regular periods as Employer shall determine in accordance with Employer’s normal payroll policies. The Base Salary will increase annually by seven percent (7%) throughout the Employment Term.

(B)Bonus. In addition to Base Salary, Employee may be eligible to receive an annual, discretionary Executive Bonus in an amount up to 100% of his Base Salary, and contingent upon achievement of specific performance measures and strategic and tactical undertakings directed and set by the Board, along with consideration of the overall performance of Employer and its affiliates. The Compensation Committee of the Board shall meet together with Employee prior to the commencement of each fiscal year to determine the specific performance targets that need to be satisfactorily achieved in such fiscal year in order for the Employee to receive the Executive Bonus. Additionally, to receive a bonus hereunder, Employee must complete a self-assessment in a timely fashion and meet deadlines set for evaluation of bonus eligibility by Executive Compensation Committee. Employee acknowledges that the fact that Employee may have received a bonus at any time does not give rise to any expectation or entitlement to receive any bonus in the future, or as to the size of any future bonus. A bonus, if any, will be paid no later than sixty (60) days following the calendar year in which it is earned, subject to the completion of the self-assessment. Employee will be entitled payment of an Executive Bonus if Employee has earned it and if the employee was employed at the end of the applicable calendar year. Employee will not be entitled to an Executive Bonus if the employee was no longer employed or was serving out any notice given by him or by Employer to terminate employment at the end of the applicable calendar year.
(C)Change of Control Retention Bonus. To induce Employee to remain employed by the Employer and/or its affiliates from the date hereof through the consummation of any change of control transaction (a “Transaction”), Employer agrees to pay Employee a separate Retention Bonus in the amounts and timeframes set forth below. Nothing herein is intended to guarantee employment by Employer through the date of a Transaction, but rather to incentivize Employee not to leave voluntarily before such a Transaction is consummated.
a.If Employer terminates Employee’s employment without Cause (as defined below) or Employee terminates employment with Good Reason (as defined below) within sixty (60) days of the consummation of a Transaction, Employee shall be entitled to receive a Retention Bonus in an amount equal to Employee’s then-existing Base Salary payable by Employer within thirty (30) days of Employee’s qualifying termination upon Employee’s execution of a release of claims in a form acceptable to Employer;
b.If Employee remains employed up to and until the consummation of a Transaction, and the Purchaser in a Transaction does not offer Employee continued employment after the consummation of the Transaction in a commensurate role with commensurate salary and benefits and with no relocation requirement, Employee shall be entitled to receive a Retention Bonus in an amount equal to Employee’s then-existing Base Salary payable by the Purchaser within thirty (30) days of the Closing of the Transaction;
c.If Employee remains employed up to and until the consummation of a Transaction, and the Purchaser offers Employee continued employment after the consummation of the Transaction in a commensurate role with commensurate salary and benefits and with no relocation requirement and Employee accepts such offer of continued employment after the consummation of the Transaction, Employee shall be entitled to receive a Retention Bonus equal to twenty-five percent (25%) of the Employee’s then-existing Base Salary payable by the Purchaser within thirty (30) days of the consummation of the Transaction. Any additional Retention Bonus depends on Employee’s tenure and termination basis, as follows:

•	If Employee remains with Purchaser as of the first anniversary of the consummation of the Transaction or is terminated without Cause (as defined below) or resigns for Good Reason (as defined below) before the first anniversary of the consummation of the Transaction, Employee shall be entitled to receive an additional Retention Bonus in an amount equivalent to that paid under Section 3(C)(iii) above within ten (10) days after the first anniversary of the consummation of the Transaction.
•	If Employee is terminated for Cause or resigns without Good Reason prior to the first anniversary of the consummation of the Transaction, Employee may retain the Retention Bonus paid under Section 3(C)(iii) above, but shall receive no further Retention Bonus; and
d.If Employee remains employed up to and until the consummation of a Transaction, and the Purchaser offers Employee continued employment after the consummation of the Transaction, and the offer is in a commensurate role with commensurate salary and benefits and with no relocation requirement, and Employee refuses to accept such offer, Employee shall be entitled to receive a Retention Bonus equal to twenty-five percent (25%) of Employee’s then-existing Base Salary, payable within thirty (30) days of the Closing of the Transaction.

In all circumstances, if Employee is terminated for Cause or resigns without Good Reason prior to the consummation of a Transaction, Employee shall receive no benefits under this Section.

(D)Benefits. Employee will be entitled to participate in such benefit plans as generally provided by Employer to similarly situated employees, but only to the extent provided in such plans and for so long as Employer provides or offers such plans. Employer reserves the right to modify, amend or terminate such benefit plans at any time without prior notice.
(E)Paid Time Off, Holidays, and Sick Days. Employee shall be entitled to four (4) weeks paid vacation per year, subject to company policy on PTO. Employee shall also be entitled to the following holidays: New Year’s Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day following Thanksgiving Day and Christmas Day. Employer may change company recognized holidays with advanced notice and in its sole discretion. Employee will receive four (4) sick days per year and may request use of sick leave in accordance with Employer’s sick leave policy.

(F)Expense Reimbursement. In accordance with and subject to Employer’s reimbursement policies in effect from time to time and Employer’s receipt of evidence of such expenses, Employer will reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of the Services hereunder. Employer shall provide Employee with a company credit card and for reasonable business use. Employer will also reimburse Employee for cellular phone expenses consistent with the practice in effect immediately prior to this Agreement.
(G)Vehicle. Employer shall provide Employee a company vehicle or current company vehicle allowance. In addition, Employee can use company credit card for fuel. If the employee opts for the company vehicle, the company will also provide for vehicle maintenance purchases upon employment. Employer reserves the right to change, vary or withdraw Employee’s car in the event Employee loses his driving license (e.g. as a result of a motoring offense).
(H)Clawback Policy. Employee acknowledges and agrees that all incentive-based compensation to Employee shall be subject to the Clawback Policy implemented by Employer from time to time in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Clawback Policy”). In the event of any conflict between the Clawback Policy and this Agreement or applicable state law, the Clawback Policy shall be controlling.
4.Termination. The date upon which this Agreement, and Employee’s employment pursuant to this Agreement, terminates, for any reason whatsoever, shall be referred to herein as the “Termination Date.”
(A)Termination in the Event of Employee’s Death. In the event of Employee’s death during the Employment Period, the parties’ obligations under this Agreement shall immediately and automatically terminate. In such event, Employer shall pay to Employee’s estate within ninety

(90) days of the Termination Date: (1) any of the Compensation from Section 3(A) and Section 3(B) that was earned but not paid through the Termination Date; (2) a monetary amount equal to the value of any accrued, but unused, vacation vested pursuant to Section 3(E); and (3) any reimbursable expenses incurred by Employee under Section 3(F) but un-reimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of the Termination Date and that such expenses are reimbursable under Employer’s reimbursement policy (all of the foregoing, cumulatively, the “Final Compensation”).

(B)Termination in the Event of Employee’s Permanent Disability. In the event of Employee is deemed permanently disabled during the Employment Period, the parties’ obligations under this Agreement shall immediately and automatically terminate. For purposes of this Agreement, “permanent disability” means Employee’s incapacity due to physical or mental illness that prevents Employee from satisfactorily performing the Services on a full-time basis for any one hundred eighty (180) days during the immediately preceding twelve (12)-month period. These determinations shall be made by mutual agreement of the Parties or, in the absence of mutual agreement, a physician selected by Employer or its insurers and a physician selected by Employee (or his representatives); provided, however, that if the opinion of Employer’s physician and the Employee’s physician conflict, Employer’s physician and the Employee’s physician shall together agree upon a third physician, whose opinion shall be binding on the Parties hereto. Upon termination of this Agreement by reason of Employee’s permanent disability, Employer shall have no further obligations to Employee, other than Employer’s obligation to pay the Final Compensation.

(C)Termination by Employer “For Cause” During Term. During the Term, Employer may terminate this Agreement “For Cause” upon the delivery of written notice to Employee at any time immediately upon the occurrence of any of the following events:
(i)Employee’s material breach of representations or obligations under this Agreement or Employee’s material failure to satisfactorily perform the Services, which is not cured by Employee within thirty (30) days after receiving written notice of such material breach or failure from Employer or the Board;

(ii)Any act or omission by Employee which would reasonably be likely to have a material adverse effect on the business of Employer, which is not cured by Employee within thirty (30) days of receiving written notice of such act or omission from Employer, provided that any breach of Employee’s duties pursuant to Sections 5, 6, or 7 of this Agreement will be cause for immediate termination;
(iii)	Employee’smaterialmisconduct,theft,dishonesty,fraud,

misappropriation, embezzlement, or gross negligence; or

(iv)Employee’s conviction, guilty plea, or plea of nolo contendere for any crime that: (1) involves moral turpitude, (2) is fraud, embezzlement, larceny, forgery, bribery, theft or dishonesty, or (3) casts doubt on Employee’s ability to perform his work or Employee’s trust, judgment, or other similar moral characteristics.

Upon termination of this Contract during the Initial Term “For Cause,” Employer shall have no further obligations to Employee, other than Employer’s obligation to pay Final Compensation.

(D)Termination by Employer “Without Cause”. During the Employment Term, Employer shall have the right to, at any time, terminate this Agreement “Without Cause” for any or no reason. In the event of a termination of this Agreement by Employer “Without Cause” during the Employment Term, Employer shall pay Employee the Final Compensation as well as a severance payment equal to Employee’s Base Salary for a 12-month period less applicable deductions and withholdings plus Employee’s full Executive Bonus for the then-current year (the “Severance Payment”), as well as a payment intended to account for premiums associated with health insurance coverage for a period of 12 months (the “Benefits Payment”), upon Employee’s execution and delivery of a full release from liability to Employer (the “Release”). The Severance Payment shall be paid in equivalent installments in accordance with Employer’s normal payroll practices, while the Benefits Payment shall be paid in a lump sum within 10 days of the effective date of the Release. Notwithstanding the foregoing, Employee's transfer of employment to any affiliate or subsidiary of the Employer will not constitute a termination of employment under this Agreement, and will not entitle Employee to the payment of any benefits under this Section 4(D).

(E)Termination by Employee With “Good Reason”. During the Employment Term and after a Change in Control, Employee may terminate this Agreement with “Good Reason” upon the delivery of written notice to Employer at any time immediately upon the occurrence of any of the following events without the prior written consent of Employee:
(i)	any change in Employee’s title from Chief Financial Officer;

(ii)a material reduction in the nature or scope of Employee’s responsibilities, or the assignment to Employee of duties that are materially inconsistent with Employee’s position (in each case as compared to Employee’s responsibilities, duties or position on the Commencement Date);

(iii)Employer’s requiring the Employee to relocate or otherwise move from his home residence;
(iv)A diminution in Employee’s Base Salary from the amount set forth in Section 3, which is not cured by Employer within thirty (30) days of receiving notice of such diminution from Employee;

(v)any failure by Employer to obtain the assumption of this Agreement by any successor or assign of Employer; or
(vi)Employer’s breach of any material obligation under this Agreement which is not cured by Employer within thirty (30) days of receiving notice of such breach from Employee.

In the event of a termination of this Agreement by Employee with “Good Reason”, Employer shall be obligated to pay Employee in all particulars as if a termination occurred Without Cause as set forth in Section 4(D) above.

(F)Termination by Employee Without “Good Reason” During the Term. Employee may terminate this Agreement during the Term without “Good Reason” upon providing Employer with fifteen (15) days’ notice (the “Notice Period”). Following the expiration of the Notice Period, Employer shall not have any further obligations to Employee, other than for the Final Compensation, which shall be paid on the regularly scheduled payday following the expiration of the Notice Period. At the sole option of Employer, the Employer may accept or require Employee’s immediate resignation and waive the Notice Period. In such case, Employer shall pay Employee the Final Compensation. Such payment shall be made on the second regularly scheduled payday following Employee’s resignation.

5.Non-Competition. Employee acknowledges that Employer and Affiliates (as defined below) have invested substantial money and resources in establishing relationships with Clients (as defined below). Employee further acknowledges that the restrictions contained in this Section 5 are reasonable and necessary to protect Employer and Affiliates from unfair competition and that Employer and Affiliates have a protectable property interest in Clients, and that such restrictions will not deprive Employee of his ability to earn a living. Accordingly, during the Restricted Period (as defined below), Employee shall not as an individual, owner, proprietor, partner, joint venturer, shareholder, independent contractor, consultant, agent, director, officer, employee, beneficiary or in any other capacity whatsoever, either directly or indirectly, render services or advice to, accept employment with, lend Employee’s name or credit to, work for, participate in the ownership, management, operation, financing or control of an entity currently engaged in, or desiring to become engaged in, a Covered Service (as defined below) in the Restricted Area (as defined below). Notwithstanding the foregoing, nothing in this Agreement restricts Employee from owning less than one percent (1%) of any class of securities of such entity as a passive investor, if such securities are listed on a national securities exchange. Employee understands that this provision does not restrict Employee from accepting any employment with any entity that does not engage in a Covered Service.

The following terms as used in this Section 5 and the below Section 6 shall have the meanings described below:

“Affiliate” means any entity that directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by or is under common control with Employer, where "control" means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise.

“Client” means any individual, corporation, limited liability company, partnership, business or other entity, whether for-profit or not-for-profit (i) that is a business entity or individual with whom Employer or an Affiliate has contracted or negotiated or to whom Employer or an Affiliate has provided Covered Services during the course of Employee’s employment; (ii) who refers patients to Employer or an Affiliate; (iii) who provides diagnostic services to or on behalf of Employer or an Affiliate during the course of Employee’s employment; (iv) insurance companies, health care providers and such health care provider’s insurance companies who have a contractual or other relationship with, or makes payments to, Employer or an Affiliate, or (v) who is a customer of Employer or an Affiliate during the course of Employee’s employment or becomes a prospective customer to whom Employer or an Affiliate has within the last twelve months of Employee’s employment with Employer has had direct and substantive communications regarding the sale or provision of health care equipment, supplies, and services.

“Covered Services” means (i) the sale or provision of health care equipment, supplies, and services for sleep apnea sufferers, chronic respiratory failure patients, oxygen therapy patients, and the provision of respiratory support services through the use of state of the art specialized medical equipment and highly trained respiratory therapists; (ii) the sale or provision of other products or services offered or provided by Employer or an Affiliate.

“Restricted Period” means the Employment Period and a period of one (1) year following the Termination Date for any reason whatsoever.

“Restricted Area” means the United States, or if such provision is deemed to be overbroad, any state in which Employer has made sales or provided services in the one (1)-year period preceding Employee’s separation from employment.

6.Non-Solicitation. Employee acknowledges that the restrictions contained this Section 6 of the Agreement are reasonable and necessary to protect Employer from unfair competition, and that Employer has a protectable property interest in its Clients and its Employees, and that such restrictions will not deprive Employee of the ability to earn a living. Employee agrees that during the Restricted Period, Employee shall not, either directly or indirectly: (i) solicit the services, or attempt to solicit the services, of, or hire, any employee of Employer or an Affiliate to be employed by or to perform services on behalf of any other person or entity (provided, however, that nothing in this Section 6 shall prohibit the use of a general solicitation in a publication or by other means) or (ii) solicit or attempt to solicit any Client in order to provide any Covered Service to such Client.

7.Confidentiality And Return of Materials. Employer shall furnish Employee with Confidential Information related to Employer and/or its affiliates and subsidiaries during Employee’s employment. Employee acknowledges that this Confidential Information is furnished for the purpose of enabling Employee to provide the Services to the Employer. During the Employment Period and after the Termination Date: (i) Employee shall hold all Confidential Information in strict confidence and take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person; (ii) Employee shall not, directly or indirectly, use, disclose, or make available to any other person or entity any of the Confidential Information, other than as specifically required by law, regulation, subpoena or court order or in the proper performance of Employee’s duties; and (iii) Employee shall not use the Confidential Information to solicit, induce, recruit, seek or enter into a relationship with, or seek to interfere or adversely affect Employer’s relationship with any of its Clients or employees. Upon the termination of Employee's employment for any reason or upon Employer’s request at any time, Employee shall immediately return to Employer all of Employer’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, pass cards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to Employer. Employee will not (i) retain any copies of Employer’s property, including any copies existing in electronic form, which are in Employee's possession, custody, or control (even if they reside on a personal device or email account), or (ii) destroy, delete, or alter any property of Employer, including, but not limited to, any files stored electronically, without Employer’s prior written consent.

“Confidential Information,” as used in this Section 7, means, but is not necessarily limited to, any information relating to the business or affairs of Employer and any Affiliate, which may include, in whole or part, information concerning: accounts, sales, sales volume, sales methods, sales proposals, Clients, prospect lists, manuals, formulae, products, processes, methods, financial information or data, business and financial strategies, methods or practices, patients or customers of Employer or any of its subsidiaries, pricing data or lists, business plans, financial models, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know-how and operating methods and any other trade secret or proprietary information developed, owned, possessed or used by Employer. “Confidential Information” shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure of such information by Employee; or (ii) is or becomes available to Employee on a non-confidential basis from a source other than Employer, any of its subsidiaries or their respective representatives and Clients and such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, the Employer or any of its subsidiaries.

8.Remedies. Employee acknowledges and agrees that if Employee breaches any of the provisions of Sections 5, 6, or 7 of this Agreement, Employer may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that Employer may have, Employer shall be entitled to seek injunctive relief, specific performance, and any other form of equitable relief to remedy a breach or threatened breach of this Agreement and to enforce the provisions of this Agreement without the need to post bond. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which Employer may have at law or in equity. In any action or proceeding brought by a party to enforce this Agreement, the prevailing party shall be entitled to recover the costs and expenses incurred (including, but not limited to, legal fees and expenses incurred by the prevailing party).

If Employee violates the noncompetition and/or non-solicitation covenants of this Agreement and Employer brings legal action for injunctive or other relief, then Employer will not be deprived of the benefit of the full Restricted Period, as a result of the time involved in obtaining the relief. Accordingly, Employee agrees that the regularly scheduled expiration date of such Restricted Period will be extended by the same amount of time that Employee is determined to have violated such covenant.

It is further agreed that Sections 5, 6, or 7 of this Agreement will be regarded as divisible, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area or scope of activities, a court with appropriate jurisdiction shall be authorized to rewrite, substitute, and enforce provisions which are valid; and the validity and enforceability of this Agreement as modified will not be affected.

9.Governing Law. This Agreement is made under and shall be construed according to the laws of the Commonwealth of Kentucky. All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof shall be resolved exclusively by arbitration in accordance with the provisions of this Section 9. A Party may commence arbitration by sending a written demand for arbitration to the other Parties. However, such demand shall not be effective unless it sets forth in detail the nature of the controversy, the dollar amount involved, if any, the remedies sought, and attached to such demand is a copy of this subsection.

(A)There shall be one arbitrator. If the Parties shall fail to select a mutually acceptable arbitrator within 10 days after the demand for arbitration is mailed, then the Parties stipulate to arbitration before a single arbitrator sitting on the panel of the American Arbitration Association (“AAA”), and selected in the sole discretion of the AAA administrator.

(B)The Parties shall share all costs of arbitration equally, except that the prevailing Party shall be entitled to reimbursement by the other Party of such Party’s attorneys’ fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.
(C)	The substantive law of the State of Kentucky shall be applied by the arbitrator.

(D)Arbitration shall take place in Covington, Kentucky, unless the Parties otherwise agree in writing. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the Parties and their legal counsel.

(E)All decisions of the arbitrator shall be final, binding and conclusive on the Parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.

(F)Notwithstanding anything to the contrary in this Agreement, claims for emergency or preliminary or permanent injunctive relief may be brought in, and decided by, a state or federal court located in Kenton County, Kentucky.

10.AMENDMENT. This Agreement shall not be modified, amended, rescinded, canceled, or waived in whole or in part, except by written amendment authorized by the Board and executed by Employee.

11.WAIVER. The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

12.NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed received if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or e-mail (with confirmation of receipt) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice):

If to Employer:

With a copy to:

If to Employee:

QHM Holdings Inc. 1019 Towne Dr.

Wilder, KY 41076

Katz Teller

255 E. Fifth Street, Suite 2400

Cincinnati, Ohio 45202 Attn: John R. Gierl, Esq.

Hardik Mehta

[***]

13.Entire Agreement, Binding Effect. This Agreement constitutes the entire agreement between the Parties concerning the subject matter thereof. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by written amendment, such amendment to become effective on the date stipulated therein. Employee acknowledges and represents that, in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by Employer, except as expressly contained in this Agreement. This Agreement supersedes in its entirety that certain Employment Agreement dated November 1, 2020 by and between Employer and Employee and any other prior agreement affecting employment entered before the effective date of this Agreement, whether with an affiliate or otherwise.

14.Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person or entity other than the Employer and Employee, and their respective successors and permitted assigns.

15.Assignment and Subcontractors. Employee shall not assign this Agreement or subcontract any work required to be performed by it without the prior written consent of Employer.

16.SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality and unenforceability of the remaining provisions of this Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable), shall not in any way be affected or impaired thereby, and (ii) such provision or provisions held to be invalid, illegal or unenforceable shall be limited or modified in its or their application to the minimum extent necessary to avoid such invalidity, illegality or unenforceability, and, as so limited or modified, such provision or provisions and the balance of this Agreement shall be enforceable in accordance with their terms.

17.COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. The Parties agree that a fully executed photocopy of this Agreement, and signature transmitted by PDF or other electronic means, shall be valid as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date written below.

Name: Kevin Carter Director & Chairman Home Medical Corp Compensation Committee	MEHTA
QHM HOLDINGS INC. By: /s/ Kevin Carter Name: Kevin Carter Title: Director & Chairman Quipt Home Medical Corp Compensation Committee	Employee: /s/ Hardik Mehta HARDIK MEHTA